Exhibit 99.1

PART I

ITEM 1. Financial Statements

CIMAREX ENERGY CO.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

(Unaudited)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,033,317	$273,145
Accounts receivable, net of allowance:
Trade	68,119	49,650
Oil and gas sales	511,341	271,141
Gas gathering, processing, and marketing	18,802	11,694
Oil and gas well equipment and supplies	29,587	37,150
Derivative instruments	—	6,848
Prepaid expenses	5,595	7,113
Other current assets	694	597
Total current assets	1,667,455	657,338
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	21,666,685	21,281,840
Unproved properties and properties under development, not being amortized	1,149,933	1,142,183
	22,816,618	22,424,023
Less—accumulated depreciation, depletion, amortization, and impairment	(19,285,067)	(18,987,354)
Net oil and gas properties	3,531,551	3,436,669
Fixed assets, net of accumulated depreciation of $450,713 and $455,815, respectively	365,994	436,101
Derivative instruments .	—	2,342
Deferred income taxes	—	20,472
Other assets.	70,844	69,067
	$5,635,844	$4,621,989
Liabilities, Redeemable Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$79,115	$21,902
Gas gathering, processing, and marketing	31,313	22,388
Accrued liabilities:
Exploration and development	57,664	50,014
Taxes other than income	51,888	29,051
Other	259,405	201,784
Derivative instruments	402,962	145,398
Revenue payable	248,632	130,637
Operating leases	58,953	59,051
Total current liabilities	1,189,932	660,225
Long-term debt principal	2,000,000	2,000,000
Less—unamortized debt issuance costs and discounts	(11,152)	(12,701)
Long-term debt, net.	1,988,848	1,987,299
Deferred income taxes	123,852	—
Asset retirement obligation	122,719	165,595
Derivative instruments	6,194	17,749
Operating leases	99,591	134,705
Other liabilities	56,348	66,181
Total liabilities	3,587,484	3,031,754
Commitments and contingencies (Note 10)
Redeemable preferred stock - 8.125% Series A Cumulative Perpetual Convertible Preferred Stock, $0.01 par value, 28,165 shares authorized and issued (Note 5)	36,781	36,781
Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 103,213,260 and 102,866,806 shares issued, respectively	1,032	1,029
Additional paid-in capital.	3,184,361	3,211,562
Accumulated deficit	(1,173,814)	(1,659,137)
Total stockholders’ equity	2,011,579	1,553,454
	$5,635,844	$4,621,989

See accompanying Notes to Condensed Consolidated Financial Statements.

CIMAREX ENERGY CO.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Oil sales	$513,267	$249,826	$1,282,146	$749,623
Gas and NGL sales.	406,240	140,761	1,006,192	339,503
Gas gathering and other	10,448	11,555	36,193	36,727
Gas marketing	81	(483)	(2,649)	(1,981)
	930,036	401,659	2,321,882	1,123,872
Costs and expenses:
Impairment of oil and gas properties	—	351,029	—	1,625,878
Depreciation, depletion, and amortization	124,378	155,467	348,045	565,507
Asset retirement obligation	5,799	4,159	10,531	10,544
Impairment of goodwill.	—	—	—	714,447
Production	75,961	62,025	228,175	213,598
Transportation, processing, and other operating ......	69,925	53,130	192,817	161,334
Gas gathering and other	11,309	4,649	31,336	16,473
Taxes other than income .	49,744	22,822	130,977	70,269
General and administrative	39,171	28,598	89,409	80,333
Stock-based compensation .	8,730	9,738	25,157	22,879
Loss (gain) on derivative instruments, net	161,017	65,607	534,785	(37,448)
Other operating expense, net	55,652	167	62,769	548
	601,686	757,391	1,654,001	3,444,362
Operating income (loss)	328,350	(355,732)	667,881	(2,320,490)
Other (income) and expense:
Interest expense	23,024	23,361	69,472	69,589
Capitalized interest.	(11,366)	(12,286)	(34,317)	(38,407)
Other, net	1,147	(1,572)	549	1,053
Income (loss) before income tax	315,545	(365,235)	632,177	(2,352,725)
Income tax expense (benefit)	71,738	(72,495)	146,900	(360,556)
Net income (loss)	$243,807	$(292,740)	$485,277	$(1,992,169)

Earnings (loss) per share to common stockholders:
Basic .	$2.38	$(2.94)	$4.73	$(19.99)
Diluted.	$2.38	$(2.94)	$4.72	$(19.99)

See accompanying Notes to Condensed Consolidated Financial Statements.

CIMAREX ENERGY CO.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$485,277	$(1,992,169)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of oil and gas properties	—	1,625,878
Depreciation, depletion, and amortization	348,045	565,507
Asset retirement obligation	10,531	10,544
Impairment of goodwill	—	714,447
Deferred income taxes	144,324	(360,395)
Stock-based compensation	25,157	22,879
Loss (gain) on derivative instruments, net.	534,785	(37,448)
Settlements on derivative instruments	(279,585)	120,729
Amortization of debt issuance costs and discounts	2,663	2,488
Changes in non-current assets and liabilities	(2,988)	6,070
Other, net	10,694	9,083
Changes in operating assets and liabilities:
Accounts receivable	(266,275)	179,953
Other current assets	(497)	6,688
Accounts payable and other current liabilities	242,649	(161,564)
Net cash provided by operating activities	1,254,780	712,690
Cash flows from investing activities:
Oil and gas capital expenditures	(521,604)	(482,141)
Acquisition of oil and gas properties	(308)	(7,250)
Other capital expenditures	(9,644)	(39,965)
Sales of oil and gas assets	117,578	69,836
Sales of other assets	2,272	1,892
Net cash used by investing activities	(411,706)	(457,628)
Cash flows from financing activities:
Borrowings of long-term debt	—	172,000
Repayments of long-term debt	—	(172,000)
Financing fees	(100)	(1,566)
Finance lease payments	(4,404)	(3,863)
Dividends paid	(79,372)	(68,893)
Employee withholding taxes paid upon the net settlement of equity-classified stock awards	(2,362)	(2,505)
Proceeds from exercise of stock options	3,336	—
Net cash used by financing activities	(82,902)	(76,827)
Net change in cash and cash equivalents .	760,172	178,235
Cash and cash equivalents at beginning of period	273,145	94,722
Cash and cash equivalents at end of period	$1,033,317	$272,957

See accompanying Notes to Condensed Consolidated Financial Statements.

CIMAREX ENERGY CO.

Condensed Consolidated Statements of Stockholders’ Equity

(in thousands)

(Unaudited)

	Common Stock		Additional	Accumulated	Total Stockholders’
	Shares	Amount	Paid-in Capital	Deficit	Equity
Balance, December 31, 2020	102,867	$1,029	$3,211,562	$(1,659,137)	$1,553,454
Dividends paid on stock awards subsequently forfeited	—	—	14	32	46
Dividends declared on common stock ($0.27 per share)	—	—	(27,845)	—	(27,845)
Dividends declared on redeemable preferred stock ($20.3125 per share)	—	—	(572)	—	(572)
Net income.	—	—	—	128,082	128,082
Issuance of restricted stock awards	25	—	—	—	—
Restricted stock forfeited and retired	(73)	(1)	1	—	—
Exercise of stock options	9	—	385	—	385
Stock-based compensation	—	—	10,215	—	10,215
Balance, March 31, 2021	102,828	$1,028	$3,193,760	$(1,531,023)	$1,663,765
Dividends paid on stock awards subsequently forfeited	—	—	7	8	15
Dividends declared on common stock ($0.27 per share) Dividends declared on redeemable	—	—	(27,855)	—	(27,855)
preferred stock ($20.3125 per share)	—	—	(572)	—	(572)
Net income	—	—	—	113,388	113,388
Issuance of restricted stock awards	27	—	—	—	—
Common stock reacquired and retired.	(32)	—	(2,191)	—	(2,191)
Restricted stock forfeited and retired.	(10)	—	—	—	—
Exercise of stock options	7	—	284	—	284
Stock-based compensation	—	—	9,219	—	9,219
Balance, June 30, 2021	102,820	$1,028	$3,172,652	$(1,417,627)	$1,756,053
Dividends paid on stock awards subsequently forfeited	—	—	3	6	9
Adjustments to dividends declared in prior quarter and paid in current quarter Dividends declared on redeemable	—	—	(1)	—	(1)
preferred stock ($20.3125 per share)	—	—	(572)	—	(572)
Net income	—	—	—	243,807	243,807
Issuance of restricted stock awards	346	4	(4)	—	—
Common stock reacquired and retired	(3)	(1)	(170)	—	(171)
Restricted stock forfeited and retired	(13)	—	—	—	—
Exercise of stock options	63	1	2,666	—	2,667
Stock-based compensation	—	—	9,787	—	9,787
Balance, September 30, 2021	103,213	$1,032	$3,184,361	$(1,173,814)	$2,011,579

See accompanying Notes to Condensed Consolidated Financial Statements.

CIMAREX ENERGY CO.

Condensed Consolidated Statements of Stockholders’ Equity

(in thousands)

(Unaudited)

	Common Stock		Additional	Retained Earnings (Accumulated	Total Stockholders’
	Shares	Amount	Paid-in Capital	Deficit)	Equity
Balance, December 31, 2019	102,145	$1,021	$3,243,325	$331,795	$3,576,141
Dividends paid on stock awards subsequently forfeited	—	—	6	23	29
Dividends declared on common stock ($0.22 per share)	—	—	—	(22,548)	(22,548)
Dividends declared on redeemable preferred stock ($20.3125 per share) .	—	—	—	(1,269)	(1,269)
Net loss	—	—	—	(774,282)	(774,282)
Common stock reacquired and retired	(12)	—	(165)	—	(165)
Restricted stock forfeited and retired	(31)	—	—	—	—
Stock-based compensation	—	—	11,594	—	11,594
Balance, March 31, 2020	102,102	$1,021	$3,254,760	$(466,281)	$2,789,500
Dividends paid on stock awards subsequently forfeited	—	—	1	7	8
Dividends declared on common stock ($0.22 per share)	—	—	(22,561)	2	(22,559)
Dividends declared on redeemable preferred stock ($20.3125 per share)	—	—	(1,269)	—	(1,269)
Net loss	—	—	—	(925,147)	(925,147)
Issuance of restricted stock awards	66	1	(1)	—	—
Common stock reacquired and retired	(2)	—	(24)	—	(24)
Restricted stock forfeited and retired	(15)	—	—	—	—
Stock-based compensation	—	—	10,338	—	10,338
Balance, June 30, 2020	102,151	$1,022	$3,241,244	$(1,391,419)	$1,850,847
Dividends paid on stock awards subsequently forfeited.	—	—	17	80	97
Dividends declared on common stock ($0.22 per share) Dividends declared on redeemable	—	—	(22,472)	33	(22,439)
preferred stock ($20.3125 per share) ....	—	—	(1,270)	—	(1,270)
Net loss	—	—	—	(292,740)	(292,740)
Issuance of restricted stock awards	7	—	—	—	—
Common stock reacquired and retired	(94)	(1)	(2,315)	—	(2,316)
Restricted stock forfeited and retired	(93)	(1)	1	—	—
Stock-based compensation	—	—	11,623	—	11,623
Balance, September 30, 2020	101,971	$1,020	$3,226,828	$(1,684,046)	$1,543,802

See accompanying Notes to Condensed Consolidated Financial Statements.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(Unaudited)

1.	BASIS OF PRESENTATION

Cimarex Energy Co. (“Cimarex,” “company,” “we,” or “us”), a Delaware corporation, is an independent oil and gas exploration and production company. Our operations are located entirely within the United States, mainly in Texas, New Mexico, and Oklahoma. The accompanying unaudited financial statements have been prepared pursuant to rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, certain disclosures required by accounting principles generally accepted in the United States and normally included in Annual Reports on Form 10-K have been omitted. Although management believes that our disclosures in these interim financial statements are adequate, they should be read in conjunction with the financial statements, summary of significant accounting policies, and footnotes included in our Annual Report on Form 10-K for the year ended December 31, 2020.

In the opinion of management, the accompanying financial statements reflect all adjustments necessary to fairly present our financial position, results of operations, and cash flows for the periods and as of the dates shown. All such adjustments are of a normal recurring nature. The accounts of Cimarex and its subsidiaries are presented in the accompanying financial statements, with intercompany balances and transactions eliminated in consolidation. Management has evaluated subsequent events through November 3, 2021, the date the financial statements were available to be issued.

Use of Estimates

Areas of significance requiring the use of management’s judgments include the estimation of proved oil and gas reserves used in calculating depletion, the estimation of future net revenues used in computing ceiling test limitations, and the estimation of future abandonment obligations used in recording asset retirement obligations. Estimates and judgments also are required in determining allowances for credit losses, impairments of unproved properties and other assets, valuation of deferred tax assets, fair value measurements, lease liabilities, and contingencies. We analyze our estimates and base them on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Oil and Gas Well Equipment and Supplies

Our oil and gas well equipment and supplies are valued at the lower of cost and net realizable value, where net realizable value is based on estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Declines in the price of oil and gas well equipment and supplies in future periods could cause us to recognize impairments on these assets. An impairment would not affect cash flow from operating activities, but would adversely affect our net income and stockholders’ equity.

Oil and Gas Properties

We use the full cost method of accounting for our oil and gas operations. All costs associated with property acquisition, exploration, and development activities are capitalized. Under the full cost method of accounting, we are required to perform a quarterly ceiling test calculation to test our oil and gas properties for possible impairment. If the net capitalized cost of our oil and gas properties, as adjusted for income taxes, exceeds the ceiling limitation, the excess is charged to expense. The ceiling limitation is equal to the sum of: (i) the present value discounted at 10% of estimated future net revenues from proved reserves, (ii) the cost of properties not being amortized, and (iii) the lower of cost or estimated fair value of unproven properties included in the costs being amortized, as adjusted for income taxes. We currently do not have any unproven properties that are being amortized. Estimated future net revenues are determined based on trailing twelve-month average commodity prices and estimated proved reserve quantities, operating costs, and capital expenditures.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(Unaudited)

The quarterly ceiling test is primarily impacted by commodity prices, changes in estimated reserve quantities, overall exploration and development costs, and deferred taxes. If pricing conditions decline, or if there is a negative impact on one or more of the other components of the calculation, we may incur a full cost ceiling test impairment. The calculated ceiling limitation is not intended to be indicative of the fair market value of our proved reserves or future results. Impairment charges do not affect cash flow from operating activities, but do adversely affect our net income and various components of our balance sheet. Any impairment of oil and gas properties is not reversible at a later date.

We did not incur a ceiling test impairment for the nine months ended September 30, 2021. At September 30, 2021, a decline in the value of the ceiling limitation of approximately 49% or more would have resulted in an impairment. For the nine months ended September 30, 2020, we incurred ceiling test impairments totaling $1.626 billion resulting primarily from the impact of decreases in the 12-month average trailing prices for oil, gas, and NGLs as well as significant basis differentials utilized in determining the estimated future net cash flows from proved reserves.

Goodwill

Goodwill represents the excess of the purchase price of business combinations over the fair value of the net assets acquired and is tested for impairment at least annually. During the three months ended March 31, 2020, the company’s market capitalization declined significantly, caused by macroeconomic and geopolitical conditions including the collapse of oil prices driven by surplus supply and decreased demand caused by the COVID-19 pandemic. In addition, the uncertainty related to oil demand significantly impacted our investment and operating decisions at the time. As a result of these events and circumstances, we performed an interim quantitative impairment test for goodwill as of March 31, 2020, which utilized quoted market prices for our common stock as a basis for determining the fair value of our reporting unit. Based upon this test, we concluded that goodwill was fully impaired at March 31, 2020. The following table reflects components of the change in the carrying amount of goodwill for the nine months ended September 30, 2020 (subsequent to September 30, 2020 through September 30, 2021 we have not recognized any additional goodwill balance):

(in thousands)	Nine Months Ended September 30, 2020
Goodwill balance at January 1, 2020	$716,865
Business combination purchase price adjustments	(2,418)
Impairment	(714,447)
Goodwill balance at September 30, 2020	$—

Revenue Recognition

Oil, Gas, and NGL Sales

Revenue is recognized from the sales of oil, gas, and NGLs when the customer obtains control of the product, when we have no further obligations to perform related to the sale, and when collectability is probable. All of our sales of oil, gas, and NGLs are made under contracts with customers, which typically include variable consideration based on monthly pricing tied to local indices and monthly volumes delivered. The nature of our contracts with customers does not require us to constrain that variable consideration or to estimate the amount of transaction price attributable to future performance obligations for accounting purposes. As of September 30, 2021, we had open contracts with customers with terms of one month to multiple years, as well as “evergreen” contracts that renew on a periodic basis if not canceled by us or the customer. Performance obligations under our contracts with customers are typically satisfied at a point-in-time through monthly delivery of oil, gas, and/or NGLs. Our contracts with customers typically require payment within one month of delivery.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(Unaudited)

Our gas is sold under various contracts. Under these contracts the gas and its components, including residue gas and NGLs, may be sold to a single purchaser or separate purchasers. Regardless of the contract, we are compensated for the value of the residue gas and NGLs at current market prices for each product. Depending on the specific contract terms, certain gathering, treating, transportation, processing, and other charges may be deducted against the prices we receive for the products. Our oil typically is sold at specific delivery points under contract terms that are common in our industry.

Gas Gathering

When we transport, process, and/or market third-party gas associated with our equity gas, we recognize revenue for the fees charged to third-parties for such services.

Gas Marketing

When we market and sell gas for other working interest owners, we act as agent under short-term sales and supply agreements and may earn a fee for such services. Revenues from such services are recognized as gas is delivered.

Gas Imbalances

Revenue from the sale of gas is recorded on the basis of gas actually sold by or for us. If our aggregate sales volumes for a well are greater (or less) than our proportionate share of production from the well, a liability (or receivable) is established to the extent there are insufficient proved reserves available to make-up the overproduced (or underproduced) imbalance. Imbalances have not been significant in the periods presented.

2.	LONG-TERM DEBT

Long-term debt at September 30, 2021 and December 31, 2020 consisted of the following:

		September 30, 2021			December 31, 2020
		Unamortized Debt Issuance Costs	Long-term		Unamortized Debt Issuance Costs	Long-term
(in thousands)	Principal	and Discounts (1)	Debt, net	Principal	and Discounts (1)	Debt, net
4.375% Notes due 2024	$750,000	$(2,048)	$747,952	$750,000	$(2,672)	$747,328
3.90% Notes due 2027	750,000	(4,961)	745,039	750,000	(5,541)	744,459
4.375% Notes due 2029	500,000	(4,143)	495,857	500,000	(4,488)	495,512
	$2,000,000	$(11,152)	$1,988,848	$2,000,000	$(12,701)	$1,987,299

(1)	The 4.375% Notes due 2024 were issued at par, therefore, the amounts shown in the table are for unamortized debt issuance costs only. At September 30, 2021, the unamortized debt issuance costs and discount related to the 3.90% Notes due 2027 were $3.8 million and $1.1 million, respectively. At September 30, 2021, the unamortized debt issuance costs and discount related to the 4.375% Notes due 2029 were $3.6 million and $0.5 million, respectively. At December 31, 2020, the unamortized debt issuance costs and discount related to the 3.90% Notes due 2027 were $4.3 million and $1.3 million, respectively. At December 31, 2020, the unamortized debt issuance costs and discount related to the 4.375% Notes due 2029 were $3.9 million and $0.6 million, respectively.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(Unaudited)

Bank Debt

On June 3, 2020, we entered into the First Amendment to Amended and Restated Credit Agreement (the “First Amendment”) dated as of February 5, 2019 for our senior unsecured revolving credit facility (“Credit Facility”). The Credit Facility has aggregate commitments of $1.25 billion with an option for us to increase the aggregate commitments to $1.5 billion, and matures on February 5, 2024. There is no borrowing base subject to the discretion of the lenders based on the value of our proved reserves under the Credit Facility. The First Amendment, among other things: (i) allows up to $3.5 billion of non-cash impairment charge add-backs to Shareholders’ Equity for covenant calculation purposes, (ii) institutes traditional anti-cash hoarding provisions (if borrowings are outstanding under the Credit Facility) at a consolidated cash threshold of $175.0 million, (iii) reduces the priority lien debt basket from 15% of Consolidated Net Tangible Assets (as defined in the credit agreement) to a $50.0 million cap, and (iv) adds an acknowledgement and consent to European Union bail-in legislation. As of September 30, 2021, we had no bank borrowings outstanding under the Credit Facility, but did have letters of credit of $2.5 million outstanding, leaving an unused borrowing availability of $1.248 billion.

At our option, borrowings under the Credit Facility may bear interest at either (a) LIBOR (or an alternate rate determined by the administrative agent for the Credit Facility in accordance with the Credit Facility when LIBOR is no longer available) plus 1.125 – 2.0% based on the credit rating for our senior unsecured long-term debt, or (b) a base rate (as defined in the credit agreement) plus 0.125 – 1.0%, based on the credit rating for our senior unsecured long-term debt. Unused borrowings are subject to a commitment fee of 0.125 – 0.35%, based on the credit rating for our senior unsecured long-term debt.

The Credit Facility contains representations, warranties, covenants, and events of default that are customary for investment grade, senior unsecured bank credit agreements, including a financial covenant for the maintenance of a defined total debt-to-capitalization ratio of no greater than 65%.

At September 30, 2021 and December 31, 2020, we had $3.3 million and $4.3 million, respectively, of unamortized debt issuance costs associated with our Credit Facility, which were recorded as assets and included in “Other assets” on our Condensed Consolidated Balance Sheets. These costs are being amortized to interest expense ratably over the life of the Credit Facility.

Senior Notes

In March 2019, we issued $500.0 million aggregate principal amount of 4.375% senior unsecured notes at 99.862% of par to yield 4.392% per annum. These notes are due March 15, 2029 and interest is payable semiannually on March 15 and September 15. The effective interest rate on these notes, including the amortization of debt issuance costs and discount, is 4.50%.

In April 2017, we issued $750.0 million aggregate principal amount of 3.90% senior unsecured notes at 99.748% of par to yield 3.93% per annum. These notes are due May 15, 2027 and interest is payable semiannually on May 15 and November 15. The effective interest rate on these notes, including the amortization of debt issuance costs and discount, is 4.01%.

In June 2014, we issued $750.0 million aggregate principal amount of 4.375% senior unsecured notes at par. These notes are due June 1, 2024 and interest is payable semiannually on June 1 and December 1. The effective interest rate on these notes, including the amortization of debt issuance costs, is 4.50%.

Our senior unsecured notes are governed by indentures containing certain covenants, events of default, and other restrictive provisions with which we were in compliance as of September 30, 2021.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(Unaudited)

3.	DERIVATIVE INSTRUMENTS

We periodically use derivative instruments to mitigate volatility in commodity prices. While the use of these instruments limits the downside risk of adverse price changes, their use may also limit future cash flow from favorable price changes. Depending on changes in oil and gas futures markets and management’s view of underlying supply and demand trends, we may increase or decrease our derivative positions from current levels.

As of September 30, 2021, we have entered into oil and gas collars, oil basis swaps, and oil “roll differential” swaps. Under our collars, we receive the difference between the published index price and a floor price if the index price is below the floor price or we pay the difference between the ceiling price and the index price if the index price is above the ceiling price. No amounts are paid or received if the index price is between the floor and the ceiling prices. By using a collar, we have fixed the minimum and maximum prices we can receive on the underlying production. Our basis swaps are settled based on the difference between a published index price plus or minus a fixed differential, as applicable, and the applicable local index price under which the underlying production is sold. By using a basis swap, we have fixed the differential between the published index price and certain of our physical pricing points. For our Permian oil production, the basis swaps fix the price differential between the WTI NYMEX (Cushing, Oklahoma) price and the WTI Midland price. For our Permian and Mid-Continent gas production, the contract prices in our collars are consistent with the index prices used to sell our production. Our roll differential swaps are settled based on the difference between the monthly roll differential and a fixed price per Bbl. The monthly roll differential is calculated as the sum of 2/3 of the difference in the WTI NYMEX closing settlement price for the first nearby month futures contract minus the second nearby month futures contract and 1/3 of the difference in the WTI NYMEX closing settlement price for the first nearby month futures contract minus the third nearby month futures contract. By using a roll differential swap, we have fixed the differential in pricing between the WTI NYMEX calendar month average price and the physical crude oil delivery month price. The following tables summarize our outstanding derivative contracts as of September 30, 2021:

Oil Collars	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2021:
WTI (1)
Volume (Bbls)	—	—	—	3,680,000	3,680,000
Weighted Avg Price - Floor	$—	$—	$—	$34.65	$34.65
Weighted Avg Price - Ceiling .	$—	$—	$—	$44.37	$44.37
2022:
WTI (1)
Volume (Bbls)	3,060,000	2,457,000	1,656,000	736,000	7,909,000
Weighted Avg Price - Floor	$41.94	$43.74	$47.56	$57.00	$45.08
Weighted Avg Price - Ceiling .	$54.06	$56.34	$59.52	$72.43	$57.62

(1)	The index price for these collars is West Texas Intermediate (“WTI”) as quoted on the New York Mercantile Exchange (“NYMEX”).

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(Unaudited)

Gas Collars	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2021:
PEPL (1)
Volume (MMBtu)	—	—	—	8,280,000	8,280,000
Weighted Avg Price - Floor	$—	$—	$—	$2.00	$2.00
Weighted Avg Price - Ceiling.	$—	$—	$—	$2.42	$2.42
Perm EP (2)
Volume (MMBtu)	—	—	—	6,440,000	6,440,000
Weighted Avg Price - Floor	$—	$—	$—	$1.86	$1.86
Weighted Avg Price - Ceiling.	$—	$—	$—	$2.22	$2.22
Waha (3)
Volume (MMBtu)	—	—	—	9,200,000	9,200,000
Weighted Avg Price - Floor	$—	$—	$—	$1.88	$1.88
Weighted Avg Price - Ceiling	$—	$—	$—	$2.23	$2.23
2022:
PEPL (1)
Volume (MMBtu)	7,200,000	3,640,000	1,840,000	1,840,000	14,520,000
Weighted Avg Price - Floor ....	$2.25	$2.50	$2.60	$2.60	$2.40
Weighted Avg Price - Ceiling .	$2.73	$3.07	$3.27	$3.27	$2.95
Perm EP (2)
Volume (MMBtu)	5,400,000	3,640,000	1,840,000	1,840,000	12,720,000
Weighted Avg Price - Floor	$2.25	$2.45	$2.50	$2.50	$2.38
Weighted Avg Price - Ceiling	$2.74	$3.01	$3.15	$3.15	$2.93
Waha (3)
Volume (MMBtu)	8,100,000	4,550,000	2,760,000	1,840,000	17,250,000
Weighted Avg Price - Floor	$2.14	$2.44	$2.47	$2.50	$2.31
Weighted Avg Price - Ceiling	$2.59	$2.94	$3.00	$3.12	$2.80

(1)	The index price for these collars is Panhandle Eastern Pipe Line, Tex/OK Mid-Continent Index (“PEPL”) as quoted in Platt’s Inside FERC.
(2)	The index price for these collars is El Paso Natural Gas Company, Permian Basin Index (“Perm EP”) as quoted in Platt’s Inside FERC.
(3)	The index price for these collars is Waha West Texas Natural Gas Index (“Waha”) as quoted in Platt’s Inside FERC.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(Unaudited)

Oil Basis Swaps	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2021:
WTI Midland (1)
Volume (Bbls)	—	—	—	3,220,000	3,220,000
Weighted Avg Differential (2)	$—	$—	$—	$(0.08)	$(0.08)
2022:
WTI Midland (1)
Volume (Bbls)	2,700,000	2,093,000	1,380,000	736,000	6,909,000
Weighted Avg Differential (2)	$0.20	$0.22	$0.20	$0.05	$0.19

(1)	The index price we pay under these basis swaps is WTI Midland as quoted by Argus Americas Crude.
(2)	The index price we receive under these basis swaps is WTI as quoted on the NYMEX plus or minus, as applicable, the weighted average differential shown in the table.

Oil Roll Differential Swaps	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2021:
WTI (1)
Volume (Bbls)	—	—	—	1,656,000	1,656,000
Weighted Avg Price	$—	$—	$—	$(0.10)	$(0.10)
2022:
WTI (1)
Volume (Bbls)	1,620,000	1,001,000	644,000	—	3,265,000
Weighted Avg Price	$(0.10)	$(0.01)	$0.10	$—	$(0.03)

(1)	The index price used to determine the settlement “roll” is WTI as quoted on the NYMEX.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(Unaudited)

Derivative Gains and Losses

Net gains and losses on our derivative instruments are a function of fluctuations in the underlying commodity index prices as compared to the contracted prices and the monthly cash settlements (if any) of the instruments. We have elected not to designate our derivatives as hedging instruments for accounting purposes and, therefore, we do not apply hedge accounting treatment to our derivative instruments. Consequently, changes in the fair value of our derivative instruments and cash settlements on the instruments are included as a component of operating costs and expenses as either a net gain or loss on derivative instruments. Cash settlements of our contracts are included in cash flows from operating activities in our statements of cash flows. The following table presents the components of “Loss (gain) on derivative instruments, net” for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Decrease (increase) in fair value of derivative instruments, net:
Gas contracts	$85,670	$43,975	$125,249	$76,294
Oil contracts.	(55,568)	35,306	129,951	6,987
	30,102	79,281	255,200	83,281
Cash payments (receipts) on derivative instruments, net:
Gas contracts	32,392	(2,837)	62,060	(20,426)
Oil contracts	98,523	(10,837)	217,525	(100,303)
	130,915	(13,674)	279,585	(120,729)
Loss (gain) on derivative instruments, net	$161,017	$65,607	$534,785	$(37,448)

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(Unaudited)

Derivative Fair Value

Our derivative contracts are carried at their fair value on our balance sheet using Level 2 inputs and are subject to master netting arrangements, which allow us to offset recognized asset and liability fair value amounts on contracts with the same counterparty. Our accounting policy is to not offset asset and liability positions in our balance sheets.

The following tables present the amounts and classifications of our derivative assets and liabilities as of September 30, 2021 and December 31, 2020, as well as the potential effect of netting arrangements on our recognized derivative asset and liability amounts.

		September 30, 2021
(in thousands)	Balance Sheet Location	Asset	Liability
Oil contracts	Current liabilities — Derivative instruments.	$—	$242,016
Gas contracts	Current liabilities — Derivative instruments	—	160,946
Oil contracts	Non-current liabilities — Derivative instruments	—	1,542
Gas contracts	Non-current liabilities — Derivative instruments	—	4,652
Total gross amounts presented in the balance sheet		—	409,156
Less: gross amounts not offset in the balance sheet		—	—
Net amount		$—	$409,156

		December 31, 2020
(in thousands)	Balance Sheet Location	Asset	Liability
Oil contracts	Current assets — Derivative instruments	$5,425	$—
Gas contracts	Current assets — Derivative instruments	1,423	—
Gas contracts	Non-current assets — Derivative instruments	2,342	—
Oil contracts	Current liabilities — Derivative instruments	—	106,507
Gas contracts	Current liabilities — Derivative instruments	—	38,891
Oil contracts	Non-current liabilities — Derivative instruments	—	12,526
Gas contracts	Non-current liabilities — Derivative instruments	—	5,223
Total gross amounts presented in the balance sheet		9,190	163,147
Less: gross amounts not offset in the balance sheet		(8,863)	(8,863)
Net amount		$327	$154,284

We are exposed to financial risks associated with our derivative contracts from non-performance by our counterparties. We mitigate our exposure to any single counterparty by contracting with a number of financial institutions, each of which has a high credit rating and is a member of our bank credit facility. Our member banks do not require us to post collateral for our derivative liability positions, nor do we require our counterparties to post collateral for our benefit.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(Unaudited)

4.	FAIR VALUE MEASUREMENTS

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Authoritative accounting guidance has established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy consists of three broad levels. Level 1 inputs are the highest priority and consist of unadjusted quoted prices in active markets for identical assets and liabilities. Level 2 inputs are other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable.

The following table provides fair value measurement information for certain assets and liabilities as of September 30, 2021 and December 31, 2020:

	September 30, 2021		December 31, 2020
(in thousands)	Book Value	Fair Value	Book Value	Fair Value
Financial Assets (Liabilities):
4.375% Notes due 2024	$(750,000)	$(808,650)	$(750,000)	$(818,025)
3.90% Notes due 2027	$(750,000)	$(820,200)	$(750,000)	$(826,575)
4.375% Notes due 2029	$(500,000)	$(564,550)	$(500,000)	$(567,250)
Derivative instruments — assets	$—	$—	$9,190	$9,190
Derivative instruments — liabilities	$(409,156)	$(409,156)	$(163,147)	$(163,147)

Assessing the significance of a particular input to the fair value measurement requires judgment, including the consideration of factors specific to the asset or liability. The fair value (Level 1) of our fixed rate notes was based on quoted market prices. The fair value of our derivative instruments (Level 2) was estimated using discounted cash flow and option pricing models. These models use certain observable variables including forward prices, volatility curves, interest rates, and credit ratings and spreads. The fair value estimates are adjusted relative to non-performance risk as appropriate. See Note 3 for further information on the fair value of our derivative instruments.

Other Financial Instruments

The carrying amounts of our cash, cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the short-term maturities and/or liquid nature of these assets and liabilities. Included in “Accrued liabilities — Other” at September 30, 2021 are accrued operating expenses (e.g., production, transportation, and midstream expenses) of approximately $72.0 million. Included in “Accrued liabilities — Other” at December 31, 2020 are: (i) accrued operating expenses (e.g., production, transportation, and midstream expenses) of approximately $67.4 million and (ii) accrued general and administrative costs of approximately $46.8 million, which consisted primarily of $34.1 million in regular payroll-related costs and $11.3 million in voluntary early retirement incentive program and involuntary reduction in workforce severance accruals (the aggregate balance for these severance accruals decreased to $0.8 million at September 30, 2021 due to payments made during the nine months ended September 30, 2021).

Most of our accounts receivable balances are uncollateralized and result from transactions with other companies in the oil and gas industry. Concentration of customers may impact our overall credit risk because our customers may be similarly affected by changes in economic or other conditions within the industry. We conduct credit analyses prior to making any sales to new customers or increasing credit for existing customers and may require parent company guarantees, letters of credit, or prepayments when deemed necessary. For properties we operate, we have the right to realize amounts due to us from non-operators by netting the non-operators’ share of production revenues from those properties.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements

September 30, 2021

(Unaudited)

We routinely assess the recoverability of all material accounts receivable and accrue a reserve to the allowance for credit losses based on our estimation of expected losses over the life of the receivables. At September 30, 2021 and December 31, 2020, the allowance for credit losses totaled $2.4 million and $2.6 million, respectively.

5.	CAPITAL STOCK

Authorized capital stock consists of 200 million shares of common stock and 15 million shares of preferred stock. At September 30, 2021, there were 103.2 million shares of common stock outstanding and 28.2 thousand shares of 8.125% Series A Cumulative Perpetual Convertible Preferred Stock outstanding (the “Preferred Stock”). Holders of the Preferred Stock are entitled to receive, when, as, and if declared by the Board, cumulative cash dividends at an annual rate of 8.125% of each share’s liquidation preference of $1,000. In the event of any liquidation, winding up, or dissolution of Cimarex, each holder will be entitled to receive in respect of its shares, up to each share’s liquidation preference, with the total liquidation preference being $28.2 million in the aggregate at September 30, 2021, after satisfaction of liabilities and any senior stock (of which there is currently none) and before any payment or distribution to holders of junior stock (including common stock). Each holder has the right at any time, at its option, to convert any or all of such holder’s shares of Preferred Stock into a certain number of shares of Cimarex common stock based on a conversion rate that adjusts upon the occurrence of certain events, including the payment of cash dividends to common shareholders, and $471.40 in cash per share of Preferred Stock. The September 30, 2021 conversion rate was 8.4942 shares of common stock for each share of Preferred Stock. As a result of the cash component included in the redemption feature of the Preferred Stock conversion option, which conversion is not solely within our control, the instruments are classified as “Redeemable preferred stock” in temporary equity on the Condensed Consolidated Balance Sheets.

Dividends

Dividends declared are recorded as a reduction of retained earnings to the extent retained earnings are available at the close of the period prior to the date of the declared dividend. Dividends in excess of retained earnings are recorded as a reduction of additional paid-in capital. Nonforfeitable dividends paid on unvested stock awards that subsequently forfeit are reclassified out of retained earnings or additional paid-in capital, as applicable, to stock-based compensation expense in the period in which the stock award forfeitures occur. In August 2021, our Board of Directors declared a cash dividend of $20.3125 per share of Preferred Stock, payable on October 15, 2021 to stockholders of record on October 1, 2021. This $0.6 million dividend was recorded as a reduction of additional paid-in capital and is included as a payable in “Accrued liabilities — Other” on the Condensed Consolidated Balance Sheet at September 30, 2021.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements September 30, 2021

(Unaudited)

6.	STOCK-BASED COMPENSATION

We have recognized stock-based compensation cost as shown below for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Restricted stock awards:
Performance stock awards	$4,385	$5,931	$11,108	$14,050
Service-based stock awards	6,843	6,214	21,685	20,176
	11,228	12,145	32,793	34,226
Stock option awards	334	207	1,234	1,121
Total stock-based compensation cost.	11,562	12,352	34,027	35,347
Less amounts capitalized to oil and gas properties	(2,832)	(2,614)	(8,870)	(12,468)
Stock-based compensation expense	$8,730	$9,738	$25,157	$22,879

Periodic stock-based compensation expense will fluctuate based on the grant-date fair value of awards, the number of awards, the requisite service period of the awards, employee forfeitures, and the timing of the awards. Our accounting policy is to account for forfeitures in compensation cost when they occur. To the extent compensation cost relates to employees directly involved in oil and gas property acquisition, exploration, and development activities, such amounts are capitalized to oil and gas properties.

7.	ASSET RETIREMENT OBLIGATIONS

The following table reflects the components of the change in the carrying amount of the asset retirement obligation for the nine months ended September 30, 2021:

(in thousands)	Nine Months Ended September 30, 2021
Asset retirement obligation at January 1, 2021	$177,867
Liabilities incurred	4,796
Liability settlements and disposals.	(80,694)
Accretion expense	4,801
Revisions of estimated liabilities	28,799
Asset retirement obligation at September 30, 2021	135,569
Less current obligation	(12,850)
Long-term asset retirement obligation	$122,719

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statement

September 30, 2021

(Unaudited)

8.	EARNINGS (LOSS) PER SHARE

The calculations of basic and diluted net earnings (loss) per common share under the two-class method are presented below for the periods indicated. Earnings (loss) per share are based on whole numbers rather than the rounded numbers presented.

	Three Months Ended September 30,
	2021			2020
(in thousands, except per share	Income	Shares	Per-Share	Income	Shares	Per-Share
sinformation)	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Net income (loss)	$243,807			$(292,740)
Less: dividends and net income attributable to participating securities (1)	(4,565)			(298)
Less: redeemable preferred stock dividends	(572)			(1,270)
Basic earnings (loss) per share
Income (loss) available to common stockholders	238,670	100,302	$2.38	(294,308)	100,013	$(2.94)
Effects of dilutive securities
Dilutive securities (2)	4	91		—	—
Diluted earnings (loss) per share
Income (loss) available to common stockholders and assumed conversions	$238,674	100,393	$2.38	$(294,308)	100,013	$(2.94)

	Nine Months Ended September 30,
	2021			2020
(in thousands, except per share	Income	Shares	Per-Share	Income	Shares	Per-Share
information)	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Net income (loss)	$485,277			$(1,992,169)
Less: dividends and net income attributable to participating securities (1)	(9,838)			(1,417)
Less: redeemable preferred stock dividends	(1,716)			(3,808)
Basic earnings (loss) per share
Income (loss) available to common stockholders	473,723	100,208	$4.73	(1,997,394)	99,912	$(19.99)
Effects of dilutive securities
Dilutive securities (2)	5	68		—	—
Diluted earnings (loss) per share
Income (loss) available to
common stockholders and assumed conversions	$473,728	100,276	$4.72	$(1,997,394)	99,912	$(19.99)

(1)	Participating securities do not have a contractual obligation to share in the losses of the entity, therefore, net losses are not attributable to participating securities.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements
September 30, 2021

(Unaudited)

(2)	Inclusion of certain potential common shares would have an anti-dilutive effect, therefore, these shares were excluded from the calculations of diluted earnings (loss) per share. Excluded from the calculation for the three months ended September 30, 2021 were 302.0 thousand potential common shares from the assumed exercise of employee stock options and 239.2 thousand potential common shares from the assumed conversion of the Preferred Stock. Excluded from the calculation for the three months ended September 30, 2020 were 405.3 thousand potential common shares from the assumed exercise of employee stock options, 520.1 thousand potential common shares from the assumed conversion of the Preferred Stock, and 8.8 thousand potential common shares from the assumed vesting of incremental shares of unvested restricted stock units. Excluded from the calculation for the nine months ended September 30, 2021 were 325.3 thousand potential common shares from the assumed exercise of employee stock options and 239.2 thousand potential common shares from the assumed conversion of the Preferred Stock. Excluded from the calculation for the nine months ended September 30, 2020 were 405.3 thousand potential common shares from the assumed exercise of employee stock options, 520.1 thousand potential common shares from the assumed conversion of the Preferred Stock, and 8.8 thousand potential common shares from the assumed vesting of incremental shares of unvested restricted stock units.

9.	INCOME TAXES

The components of our provision for income taxes and our combined federal and state effective income tax rates were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Current tax expense (benefit)	$2,134	$—	$2,576	$(161)
Deferred tax expense (benefit)	69,604	(72,495)	144,324	(360,395)
	$71,738	$(72,495)	$146,900	$(360,556)

Combined federal and state effective income tax rate.......	22.7%	19.8%	23.2%	15.3%

Our combined federal and state effective income tax rates differ from the U.S. federal statutory rate of 21% primarily due to state income taxes, non-deductible expenses, and changes in valuation allowances. The combined federal and state effective income tax rate for the nine months ended September 30, 2020 was impacted by the non- deductible impairment of goodwill recorded during the first quarter 2020.

At December 31, 2020, we had a U.S. net tax operating loss carryforward of approximately $1.965 billion, $1.740 billion of which is subject to expiration in tax years 2032 through 2037 and $224.4 million of which is not subject to expiration. We believe that the carryforward, net of valuation allowance, will be utilized before it expires. We also had enhanced oil recovery and marginal well credits of $6.0 million at December 31, 2020.

The total valuation allowance on state net operating losses at December 31, 2020 was $120.7 million since it is not more likely than not that these additional state net operating losses will be utilized before they expire. When assessing the need for a valuation allowance against a deferred tax asset, both positive and negative evidence is considered when determining the ability to utilize our deferred tax assets. Based on our estimate of the timing of future reversals of existing taxable temporary differences, our estimate of future taxable income exclusive of reversing temporary differences and carryforwards, the length of time before the deferred tax assets associated with the net operating loss carryovers begin to expire, and tax planning strategies that could be implemented to accelerate taxable amounts to utilize expiring carryovers, we believe it is more likely than not that the benefit from the deferred tax asset recorded in the financial statements will be realized.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements
September 30, 2021

(Unaudited)

At September 30, 2021, we had no unrecognized tax benefits that would impact our effective tax rate and have made no provisions for interest or penalties related to uncertain tax positions. The tax years 2018 through 2020 remain open to examination by the Internal Revenue Service of the United States. We file tax returns with various state taxing authorities, which remain open to examination for tax years 2016 through 2020.

10.	COMMITMENTS AND CONTINGENCIES

At September 30, 2021, we had estimated commitments of approximately: (i) $140.1 million to finish drilling, completing, or performing other work on wells and various other infrastructure projects in progress and (ii) $10.2 million to finish midstream and electrical infrastructure construction in progress.

At September 30, 2021, we had firm sales contracts to deliver approximately 445.0 Bcf of gas over the next 9.8 years. If we do not deliver this gas, our estimated financial commitment, calculated using the October 2021 index prices, would be approximately $2.367 billion. The value of this commitment will fluctuate due to price volatility and actual volumes delivered.

In connection with gas gathering and processing agreements, we have volume commitments over the next 14.8 years. If we do not deliver the committed gas or NGLs, as applicable, the estimated maximum amount that would be payable under these commitments, calculated as of September 30, 2021, would be approximately $708.6 million.

We have minimum volume delivery commitments associated with agreements to reimburse connection costs to various pipelines. If we do not deliver this gas or oil, as applicable, the estimated maximum amount that would be payable under these commitments, calculated as of September 30, 2021, would be approximately $67.0 million. Of this total, we have accrued a liability of $4.1 million representing the estimated amount we will have to pay due to insufficient forecasted volumes at particular connection points.

At September 30, 2021, we have various firm transportation agreements for gas pipeline capacity with end dates ranging from 2021 - 2025 under which we will have to pay an estimated $14.4 million over the remaining terms of the agreements.

We have minimum volume water delivery commitments associated with a water services agreement that ends in 2030. If the water volumes are not delivered by us or third parties, the estimated maximum amount that would be payable by us under this commitment, calculated as of September 30, 2021, would be approximately $59.2 million. Of this total, we have accrued a liability of $1.0 million representing the estimated amount we will have to pay due to insufficient forecasted volumes at particular connection points.

In May 2021, we entered into a lease for the use of an electric hydraulic fracturing fleet and the personnel and other equipment required to use the fleet for a period of four years. The lessor is constructing the fleet and the lease will commence on the earlier of the commencement of field activity or June 30, 2022. Upon commencement of the lease, we expect to record a lease liability and right-of-use asset of between $150.0 million and $160.0 million.

All of the noted commitments were routine and made in the ordinary course of our business.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements
September 30, 2021

(Unaudited)

Litigation

In the ordinary course of business, we are involved with various litigation matters. When a loss contingency exists, we assess the likelihood that a future event or events will confirm the loss or impairment of an asset or the incurrence of a liability. If the likelihood is probable, we accrue a loss if such loss is reasonably estimable. Though some of the related claims may be significant, we believe the resolution of them, individually or in the aggregate, would not have a material adverse effect on our financial condition or results of operations.

From June to September 2021, ten stockholders of Cimarex filed separate individual lawsuits against Cimarex and its board of directors related to the proposed merger of Cabot Oil & Gas Corporation and Cimarex. See Note 13 to the Condensed Consolidated Financial Statements for additional information regarding the merger. In general, the complaints assert claims alleging, among other things, that Cimarex and the Cimarex board failed to make adequate disclosures in Cimarex’s proxy statement relating to the merger (in its definitive form, the “Proxy Statement”). Cimarex believes that the allegations in the complaints are without merit. While Cimarex believes that the disclosures set forth in the Proxy Statement comply fully with applicable law, to moot plaintiffs’ disclosure claims, to avoid nuisance, potential expense and delay, and to provide additional information to Cimarex’s stockholders, Cimarex voluntarily supplemented the Proxy Statement with additional and amended and restated disclosures. Nothing in the additional and amended and restated supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosures set forth in the Proxy Statement. To the contrary, Cimarex denies all allegations in the litigation that any additional disclosure was or is required. All ten lawsuits have been dismissed and Cimarex does not believe the costs related to fully resolve these cases will be material.

11.	SUPPLEMENTAL CASH FLOW INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2021	2020	2021	2020
Cash paid during the period for:
Interest (net of capitalized amounts of $6,084, $6,191, $28,098 and $31,664, respectively)	$6,247	$6,097	$28,785	$25,706
Income taxes	$170	$300	$741	$300
Cash received for income tax refunds	$—	$1,634	$369	$2,118

12.	RELATED PARTY TRANSACTIONS

Helmerich & Payne, Inc. (“H&P”) provides contract drilling services to Cimarex. Cimarex incurred drilling costs of approximately $2.4 million and $7.5 million related to these services during the three and nine months ended September 30, 2021 and $6.9 thousand and $23.4 million during the three and nine months ended September 30, 2020. Hans Helmerich, a director of Cimarex, is Chairman of the Board of Directors of H&P.

CIMAREX ENERGY CO.

Notes to Condensed Consolidated Financial Statements
September 30, 2021

(Unaudited)

13.	MERGER AND DIVESTITURES

Merger

On May 23, 2021, Cimarex entered into an Agreement and Plan of Merger, as amended on June 29, 2021, (the “Merger Agreement”) with Cabot Oil & Gas Corporation (“Cabot”) and Double C Merger Sub, Inc., a wholly- owned subsidiary of Cabot (“Merger Sub”). The Merger Agreement provides that, among other things and subject to the terms and conditions of the Merger Agreement: (i) Merger Sub will be merged with and into Cimarex (the “Merger”), with Cimarex surviving and continuing as a wholly-owned subsidiary of Cabot in the Merger, and (ii) at the effective time of the Merger, each outstanding share of common stock of Cimarex (other than certain shares as set forth in the Merger Agreement) will be converted into the right to receive 4.0146 shares of common stock of Cabot. The merger was completed on October 1, 2021, forming Coterra Energy, Inc. Other operating expense, net during the three and nine months ended September 30, 2021 included $54.2 million and $62.2 million, respectively, in expenses related to the Merger. These expenses were primarily for advisory and legal services.

Divestitures

During the nine months ended September 30, 2021, we closed on divestitures of non-core oil and gas properties and related assets in West Texas and Southern Oklahoma for which we received $110.2 million in net cash proceeds. Final settlements, which will reflect customary post-closing adjustments, are expected to occur in the fourth quarter of 2021. These divestitures did not significantly alter the relationship between capitalized costs and proved reserves, therefore, in accordance with the full cost method of accounting, no gain or loss was recognized.